Exhibit 99.1

May 29, 2014

BankGuam Holding Company

Declares 2nd Quarter Dividends

BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a quarterly cash dividend of $0.125 per share at the Board’s regular meeting held on Tuesday, May 27, 2014. The dividend will be paid on June 30, 2014 to shareholders of record as of June 16, 2014.

“We are pleased with the Bank’s performance in our improving economy, and happy to announce that we are continuing our practice of paying quarterly dividends to our shareholders,” explained President and Chair of the Board, Lourdes (Lou) A. Leon Guerrero.

CONTACT:	BankGuam Holding Company
Lourdes A. Leon Guerrero, President and Chair of the Board
(671) 472-5271